FEDERAL DEPOSIT INSURANCE CORPORATION WASHINGTON, D.C. 20006

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 14, 2020 (October 7, 2020)

AMALGAMATED BANK
(Exact name of registrant as specified in its charter)
New York    13-4920330
(State or other jurisdiction    (IRS employer
of incorporation)    identification no.)
275 Seventh Avenue, New York, New York    10001
(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code: (212) 895-8988 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	AMAL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On October 14, 2020, Amalgamated Bank (the “Bank”) issued a press release announcing certain preliminary financial results for the third quarter of 2020. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

On October 7, 2020, Keith R. Mestrich, the President and Chief Executive Officer and a director of the Bank, notified the board of directors of the Bank that he will step down from his positions as President, Chief Executive Officer and director of the Bank, effective January 31, 2021. Mr. Mestrich’s departure is not due to any disagreement with the Bank regarding its operations, policies or practices.

Transition and Separation Agreement

In order to ensure an orderly transition, on October 12, 2020, the Bank and Mr. Mestrich entered into a transition and separation agreement (the “transition agreement”). The transition agreement provides that Mr.
Mestrich will continue to serve as the Bank’s Chief Executive Officer through January 31, 2021, unless before such date, his employment is terminated pursuant to his employment agreement (as defined below) (such period, the
“transition period”). The transition agreement further provides that if Mr. Mestrich is employed by the Bank on January 31, 2021, effective February 1, 2021, he will transition to the role of a special advisor to the Bank’s board of directors until July 31, 2021, unless earlier terminated under the terms of the transition agreement (such period, the
“special advisor period”); provided, that, the board may determine to accelerate the date on which Mr. Mestrich becomes a special advisor to the Bank (the “transition date”) and such date will end the transition period and begin the special advisor period.

Under the transition agreement, Mr. Mestrich will continue to receive his current base salary, annual bonus, continued vesting of his outstanding equity awards and other employee benefits through January 31, 2021 (irrespective of whether the board accelerates the transition date), as provided under his amended and restated employment agreement effective as of July 17, 2020, as amended through April 23, 2020 (the “employment agreement”); provided, that, any service requirement with respect to his 2020 annual bonus will be deemed to be met if he is serving as a special advisor on February 1, 2021, and, if his employment is terminated without “Cause,” or he terminates his employment for “Good Reason,” each as defined in his employment agreement, the Bank will pay Mr. Mestrich his 2020 annual bonus at target. In addition, if Mr. Mestrich’s employment is terminated before February 1, 2021, and he does not transition immediately to the role of special advisor, he will be entitled to the severance benefits, if any, in accordance with Section 5 of his employment agreement, based on the reason for such termination; provided, that, a reduction in Mr. Mestrich’s duties or responsibilities during the transition period will not qualify as “Good Reason.”

Under the transition agreement, during the special advisor period, Mr. Mestrich will provide services to the board of directors of the Bank as an independent contractor, as requested by the Chair of the board, not to exceed 20 hours per week on average. During any portion of the special advisor period occurring after January 31, 2021, Mr. Mestrich will be paid $60,000 per month (the “special advisor cash compensation”). In addition, his outstanding equity awards will continue to vest as if he had not experienced a “Separation from Service,” as defined in the Bank’s applicable equity plan, however, on the day following the transition date, his participation in the Bank’s employee benefit programs and plans will end. Furthermore, on the transition date, all of Mr. Mestrich’s vested options (or options scheduled to vest on our before January 1, 2021) will generally remain exercisable until one year following the date his special advisor period ends, subject to certain exceptions. If, during the special advisor period, Mr. Mestrich’s role as a special advisor is terminated by the Bank without “Cause” or not due to his “Poor Performance,” or by him with “Good Reason,” each as defined in the transition agreement, he will be entitled to receive (a) any accrued but unpaid compensation and expense reimbursements, (b) payment of his special advisor cash compensation from his termination date through July 31, 2021, (c) payment of his 2020 annual cash bonus to the extent not yet paid, (d) pro rata vesting of the unvested portion of any time-based restricted stock units based on the number of full months beginning on the date of the applicable vesting period and ending on the date of his termination as special advisor, (e) pro rata vesting of any performance-based restricted stock units, at target, based on the number of full months beginning on the date of the applicable performance period and ending on the date of his termination as special advisor, and (f) vesting of any options that would otherwise have vested on January 1, 2021. If, however, during the special advisor period, Mr. Mestrich’s role as a special advisor is terminated by the Bank for “Cause” or due to his “Poor Performance,” or because of Mr. Mestrich’s death or disability, he will not be entitled to any severance payments or pro rata vesting of his restricted stock units, however, he will be entitled to any accrued but unpaid compensation and expense reimbursements and any of his stock options that would otherwise have vested on January 1, 2021 will vest (to the extent not already vested).

The transition agreement also requires Mr. Mestrich to comply with certain terms of his employment agreement regarding confidential information, cooperation, return of Bank property, work product, non-solicitation, and non-disparagement. In addition, for a period of one year following the date his service as a special advisor ends, he is prohibited from directly or indirectly, without the Bank’s prior written consent, organizing, establishing, owning, operating, managing, controlling, engaging in, participating in, investing in or permitting his name to be used by, consulting or advising or rendering services for, or otherwise engaging in a “Business,” as defined in the transition agreement, except to the extent the Bank does not engage in the Business and is not in the process of evaluating, or planning, to engage in the Business.

The transition agreement also provides that the Bank will reimburse Mr. Mestrich for reasonable expenses of counsel, not to exceed $60,000, incurred regarding the review and negotiation of his employment relationship with the Bank and his relationship as a special advisor to the Bank.

The foregoing description of Mr. Mestrich’s transition agreement does not purport to be complete and is qualified in its entirety by reference to the transition agreement, which is incorporated herein by reference as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.

On October 14, 2020, the Bank issued a press release announcing the matters set forth in Item 5.02 of this Current Report on Form 8-K, which press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. See Exhibit Index below. EXHIBIT INDEX
Exhibit Number 10.1	Description Transition and Separation Agreement between Amalgamated Bank and Keith Mestrich dated October 12, 2020
99.1	Press Release Announcing Certain Preliminary Financial Results dated October 14, 2020
99.2	Press Release Regarding Keith Mestrich’s Planned Departure dated October 14, 2020
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMALGAMATED BANK

By:    /s/ Andrew LaBenne     Name:    Andrew LaBenne
Title:    Chief Financial Officer

Date: October 14, 2020

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Exhibit 10.1
Execution Copy
Privileged & Confidential
TRANSITION AND SEPARATION AGREEMENT AND RELEASE
This Transition and Separation Agreement and Release (the “Agreement”), has been made and entered into as of October 12, 2020, by and between Amalgamated Bank (the “Company”) and Keith Mestrich (the “Executive”) (each a “Party” and collectively the “Parties”).

WHEREAS, the Executive has been employed by the Company as Chief Executive Officer since August 1, 2014;

WHEREAS, the Executive is a party to the Amended and Restated Employment Agreement between the Parties effective as of July 1, 2017, as amended through April 23, 2020 (the “Employment Agreement”);

WHEREAS, the Executive’s employment with the Company will duly and effectively terminate on the Transition Date (as defined below);

WHEREAS, the Executive will serve as a “Special Advisor” to the Board of the Directors of the Company (the “Board”) from the Transition Date to the End of Service Date (as defined below); and

WHEREAS, the Executive and the Company desire to set forth their respective rights and obligations in respect of the termination of the Executive’s employment with the Company.

WHEREAS, this Agreement incorporates certain provisions of the Employment Agreement by reference, such agreement is attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.Employment Status.
(a)The Executive shall serve as Chief Executive Officer of the Company through January 31, 2021 unless, prior to January 31, 2021, the Executive’s employment is terminated pursuant to the Employment Agreement.

(b)Provided the Executive is employed by the Company on January 31, 2021, effective February 1, 2021 (February 1, 2021 or such earlier date established by the Board pursuant to Section 1(c), the “Transition Date”), Executive shall serve as a “Special Advisor” to the Board from the Transition Date to July 31, 2021, unless earlier terminated in accordance with this Agreement (the “End of Service Date”).

(c)Notwithstanding the forgoing, the Board may determine to accelerate the date on which the Executive becomes a Special Advisor. If the Board makes such a determination, the earlier date on which the Executive becomes a Special Advisor shall be the Transition Date.

a.The period from the date of this Agreement through the Transition Date will be referred to herein as the “Transition Period.” The period from the Transition Date to the End of Service Date will be referred to herein as the “Special Advisor Period.”

1.Transition Period.

a.Executive’s Duties through the Transition Date. During the Transition Period, the Executive will perform the duties of the Chief Executive Officer of the Company in accordance with the Employment Agreement in addition to duties as reasonably requested by the Chair of the Board to ensure a smooth transition of the Executive’s duties to other employees of the Company and the individual chosen by the Board to be the Executive’s successor. Prior to the Transition Date, the Chair of the Board shall have the right to take away or reduce any of the Executive’s duties and/or require the Executive to remain away from the Company’s offices.

b.Compensation During the Transition Period. The Executive shall be entitled to the Executive’s salary, annual bonus, continued vesting of outstanding equity compensation and employee benefits through January 31, 2021 to the extent provided under the Employment Agreement (irrespective of whether the Board accelerates the Transition Date prior to January 31, 2021 pursuant to Section 1(c) of this Agreement). Notwithstanding the forgoing,
(i)any service requirement applicable to the 2020 Annual Bonus (the “2020 Annual Bonus”) will be deemed to be satisfied if the Executive is serving as the Special Advisor on February 1, 2021,
(ii)the Company will pay the 2020 Annual Bonus at target if the Company terminates the Executive’s service without “Cause” or the Executive terminates for “Good Reason” (as each is defined under the Employment Agreement if the Executive is serving as the Chief Executive Officer of the Company on the date of termination, or this Agreement if the Executive is serving as the Special Advisor on the date of termination); and (iii) for the avoidance of doubt, the Executive will not be eligible to receive a bonus or a grant of Company equity awards of any type, in each case, with respect to 2021 services.

i.Severance Benefits upon Termination of Employment During the Transition Period. If the Executive’s employment terminates prior to February 1, 2021, and the Executive does not transition to the role of Special Advisor immediately following the date of such termination, the Executive shall be entitled to severance benefits, if any, in accordance with Section 5 of the Employment Agreement based on the reason for such termination (as defined in the Employment Agreement); provided, however, that: (i) if the Chair of the Board terminates the Executive’s employment prior to February 1, 2021 and the Executive transitions to the role of Special Advisor on the date of such termination, such termination will not be considered without “Cause” (as defined in the Employment Agreement) and (ii) if the Chair of the Board takes away or reduces the Executive’s duties or responsibilities during the Transition Period in accordance with Section 2(a) above, such a reduction will not qualify as “Good Reason” (as defined in the Employment Agreement).

2.Special Advisor Period.

ii.Executive’s Duties During the Special Advisor Period. During the Special Advisor Period, the Executive will provide services to the Board as an independent contractor to the Company and will no longer serve as a member of the Board or on any Committees of the Board. As Special Advisor, the Executive shall report directly to the Chair of the Board. The Chair of the Board shall direct the Executive with respect to the Executive’s duties and actions as Special Advisor. The Executive shall act in accordance with the Chair of the Board’s reasonable directives in the Executive’s capacity as Special Advisor. The Executive will provide services commensurate with the Executive’s role as Special Advisor as requested from time to time by the Chair of the Board, but not to exceed 20 hours a week on average, which services (the “Special Advisor Duties”) shall include, but not be limited to, assisting the Board and the Company by providing advice and aiding in the transition of the Executive’s prior duties to a new Chief Executive Officer with respect to, inter alia, regulators, clients, prospective clients, service providers, investors and organizations in which the Company participates (the duties specifically identified herein, the "Enumerated Special Advisor Duties"). For the avoidance of doubt, the Special Advisor Duties are not intended to regularly involve duties typical of an individual serving in the role of a chief executive officer of a public company provided that, the Enumerated Special Advisor Duties shall not be considered duties typical of an individual serving in the role of a chief executive officer of a public company.

i.Special Advisor Cash Compensation. During any portion of the Special Advisor Period occurring after January 31, 2021, Executive will be paid $60,000 per month (the “Special Advisor Cash Compensation”), subject to Section 3(f) of this Agreement. During the Special Advisor Period, the Executive shall be liable for payment of all applicable federal, state and local taxes.

ii.Equity Compensation. During the Special Advisor Period, the Executive will continue to vest in any Company equity awards outstanding on the Transition Date, including any outstanding Non-Qualified Stock Options (each, an “Option”), Restricted Stock Units (each, an “RSU”) and Performance Units (each, a “PSU”), as if the Executive had not had a “Separation from Service” (as defined in the Amalgamated Bank 2017 Equity Incentive Plan or the Amalgamated Bank 2019 Equity Incentive Plan, as applicable), subject to Section 3(f) of this Agreement. Effective as of the Transition Date, solely with respect to any Options that vested or are scheduled to vest on or prior to January 1, 2021, the Board will cause such Options to remain exercisable until one (1) year following the End of Service Date; provided, however, that the term of such Option will not be extended (and the term of such Option as set forth in the applicable Option award agreement shall apply treating the End of Service Date as the date of the Executive's Separation from Service) if, either (i) during Transition Period, the Executive’s employment as Chief Executive Officer of the Company terminates, other than a termination by the Company without “Cause” or by the Executive for “Good Reason” (each as defined in the Employment Agreement) or (ii) during the Special Advisor Period, Executive’s services as Special Advisor are terminated, other than a termination by the Company without Cause or by the Executive for Good Reason (each as defined in Section 3(f) of this Agreement). For the avoidance of doubt, the one (1) year extension referenced in this

Section 3(c) shall not cause an Option to be exercisable for a period longer than the later of (a) the one (1) year anniversary of the End of Service Date or (b) the term of the Option as set forth in the applicable Option award agreement.

iii.Benefits During the Special Advisor Period. Executive’s participation in the Company’s employee benefit programs and plans will cease on the date following the Transition Date on which the Executive becomes ineligible for benefits as set forth by the terms governing such employee benefit plan or program, as may be in effect from time to time. After such date, the Executive will be entitled to elect, under COBRA, to continue group health coverage, at Executive’s own expense, pursuant to applicable law. Information regarding continuation coverage will be provided to Executive under separate cover.

i.Expenses. During the Special Advisor Period, the Executive will be entitled to receive reimbursement of all appropriate business expenses incurred as Special Advisor in accordance with the policies of the Company as in effect from time to time, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

ii.Severance Benefits During the Special Advisor Period.

a.Termination By the Company for Cause or due to Poor Performance, by the Executive without Good Reason, or due to the Executive’s Death or Disability. If, during the Special Advisor Period: (1) the Company terminates the Executive’s position as Special Advisor for Cause (as defined in this Section 3(f)) upon written notice; (2) the Company terminates the Executive’s position as Special Advisor due to the Executive’s Poor Performance (as defined in this Section 3(f)) upon written notice; (3) the Executive terminates the Executive’s position as Special Advisor without Good Reason (as defined in this Section 3(f)) upon forty-five (45) days’ advance written notice (which notice period the Company may shorten in its sole discretion and which shall not be deemed a termination without Cause); (4) the Company terminates the Executive’s position as Special Advisor by reason of the Executive’s Disability upon written notice (as defined in this Section 3(f)), or (5) the Executive’s position as Special Advisor terminates upon the Executive’s death, the Executive (or following the Executive’s death, the Executive’s estate) shall be entitled to receive: (a) the Executive’s accrued but unpaid Special Advisor Cash Compensation pursuant to Section 3(b) above through the date of termination and any employee benefits that the Executive is entitled to receive pursuant to the employee benefit plans of the Company (other than any severance plans) in accordance with the terms of such employee benefit plans; (b) expenses reimbursable under Section 3(e) above incurred but not yet reimbursed to the Executive to the date of termination; and (c) vesting of the Executive’s Options that otherwise vest on January 1, 2021 (except to the extent such Options are already vested upon termination)(the items under (a), (b) and (c), collectively, the “Accrued Benefits”).

b.Termination By the Company without Cause or not due to Poor Performance, or by the Executive with Good Reason. If, during the Special Advisor Period: (1) the Company terminates the Executive’s position as Special Advisor without Cause (as defined in this Section 3(f)) other than due to Poor Performance or Disability (each, as defined in this Section 3(f)), or (2) the Executive terminates the Executive’s position as Special Advisor with Good Reason (as defined in this Section 3(f)) other than following the occurrence of an event or events that could reasonably be expected to result in a termination of the Executive’s position as Special Advisor by the Company for Cause or for Poor Performance, the Executive shall be entitled to receive: (a) the Accrued Benefits; (b) without duplication, payment of the Special Advisor Cash Compensation from the termination date through July 31, 2021; (c) payment of the 2020 Annual Bonus to the extent not yet paid; (d) vesting of the unvested portion of any RSUs, with such vesting pro-rated based on the number of full months beginning on the date of the applicable vesting period and ending on the date of the Executive’s termination as Special Advisor; and (e) vesting of any unvested PSUs at target levels of performance achievement, with such vesting pro-rated based on the number of full months beginning on the start of the applicable performance period and ending on the date of the Executive’s termination as Special Advisor.

a.For the purposes of this Section 3(f) of this Agreement, the following terms shall have the meanings set forth below:

1.“Cause” means, (a) the Executive’s conviction of a felony or any crime involving dishonesty or theft; (b) the Executive’s conduct in connection with the Executive’s duties or responsibilities as Special Advisor that is fraudulent, unlawful or grossly negligent; (c) the Executive’s willful misconduct; (d) the Executive’s willful contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the Chair of the Board; (e) the Executive’s material breach of the Executive’s obligations under this Agreement, including, but not limited to breach of the Executive’s restrictive covenants set forth in Section 7 hereof; (f) any acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; or (g) the Executive’s willful failure to comply with a material policy of the Company, its subsidiaries or affiliates; provided that, that the Executive shall have fifteen
(15)days after receipt of notice from the Company in writing specifying the deficiency to cure the deficiency, to the extent curable, that would result in Cause; provided, further, that the Company shall have ninety (90) days from the occurrence of the event that constitutes Cause to provide notice to the Executive that the Company intends to terminate the Executive’s position as Special Advisor for Cause; provided, further, that the notice and cure periods in this Section 3(f)(iii)(1) shall be reduced if, during the Transition Period, the Executive receives notice from the Company of a deficiency allowing the Company to terminate the Executive’s employment for “Cause” (as defined in the Employment Agreement), by the number of days in the Transition Period following such notice.

(a)“Disability” means that, as a result of a permanent physical or mental injury or illness, the Executive has been unable to perform the essential functions of the Executive’s role as Special Advisor with or without reasonable accommodation for (a) 60 consecutive days or (b) a period of 150 days in any 12-month period; provided, that the time periods in this Section 3(f)(iii)(2) shall be reduced if, during the Transition Period, the Executive becomes subject to a “Disability” (as defined in the Employment Agreement), by the number of days in the Transition Period the Executive is subject to such Disability.

(b)“Good Reason” means, without the Executive’s written consent: (A) a reduction in the Executive’s Special Advisor Cash Compensation; (B) assignment of duties to the Executive by the Chair of the Board that are inappropriate for the Executive’s role as Special Advisor (provided, that for the avoidance of any doubt, the Chair of the Board not assigning a certain duty or duties to the Executive in the Executive’s role as Special Advisor is not the assignment of inappropriate duties for the Executive’s role as Special Advisor); (C) the Company’s breach of any material covenant or obligation under this Agreement; or (D) relocation of the Executive’s principal work location to a location outside of New York county; provided that, that the Company shall have thirty (30) days after receipt of notice from the

Executive in writing specifying the deficiency to cure the deficiency, to the extent curable, that would result in Good Reason; provided, further, that the Executive shall have ninety (90) days from the occurrence of the event that constitutes Good Reason to provide notice to the Company that the Executive intends to resign as Special Advisor for Good Reason; provided, further, that the notice and cure periods in this Section 3(f)(iii)(3) shall be reduced if, during the Transition Period, the Company receives notice from the Executive of a deficiency allowing the Executive to terminate the Executive’s employment for “Good Reason” (as defined in the Employment Agreement), by the number of days in the Transition Period following such notice.

a.“Poor Performance” means, the Executive’s continued failure to substantially perform the Executive’s duties as Special Advisor hereunder in a satisfactory manner after a written demand for substantial performance from the Chair of the Board is delivered to him, which specifically identifies the nature of such failure, and which failure, if curable, is not cured by him within a reasonable period (not less than ten (10) days and not to exceed thirty (30) days) as determined by the Chair of the Board; provided, that the notice and cure periods in this Section 3(f)(iii)(4) shall be reduced if, during the Transition Period, the Executive receives notice from the Company of a deficiency allowing the Company to terminate the Executive’s employment for “Poor Performance” (as defined in the Employment Agreement), by the number of days in the Transition Period following such notice.

1.Attorney’s Fees. Subject to the Executive’s execution and delivery of this Agreement, the Company shall reimburse the Executive for reasonable expenses of counsel incurred during the review and negotiation of the agreement governing his employment relationship with the Company until December 31, 2020 and governing his relationship with the Company as Special Advisor upon presentation of appropriate documentation indicating the total amount of such expenses, up to a maximum of $60,000. For the avoidance of doubt, the Executive is not entitled to reimbursement of expenses for counsel’s services rendered after the execution of this Agreement.

2.Acknowledgments. Executive acknowledges and agrees that, other than as set forth in Sections 2, 3 and 4 of this Agreement, Executive is not entitled to and will not be entitled to any other compensation or benefits of any kind or description from the Company.

This constitutes the total consideration to be paid to Executive by the Company and is in lieu of any and all payments and/or other consideration of any kind which at any time has been the subject of any prior discussion, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise. Executive acknowledges that as of the date of this Agreement, Executive has received all compensation the Executive was entitled to receive as of the date of this Agreement.

3.Confidentiality of Agreement. Executive agrees that the terms and conditions of this Agreement are confidential and that Executive will not disclose the terms and conditions of this Agreement to any third parties, except to the extent the terms and conditions of this Agreement are publicly disclosed by the Company; provided, however, that Executive may disclose terms and conditions of this Agreement (a) to Executive’s spouse, attorney or accountant, if Executive instructs such persons not to disclose the terms and conditions of this Agreement to any third party, and provided that if any person to whom Executive discloses information pursuant to this Section 6 discloses, in whole or in part, such information, Executive will be deemed to have breached this Agreement, or (b) as required by law or as may be necessary to enforce this Agreement or to comply with its terms. Notwithstanding the foregoing, Executive may disclose Executive’s continuing obligations under this Agreement to potential and/or future employers.

1.Continuing Obligations. Executive represents and warrants that Executive has complied with and agrees to continue to comply with Executive’s ongoing obligations under the Employment Agreement. Such obligations include but are not limited to obligations set forth in Section 6 of the Employment Agreement regarding confidential information, cooperation, Company property, work product, non-solicitation, non-competition, non-disparagement and the dispute resolution provisions, as well as the arbitration and availability of injunctive relief provisions set forth in Sections 9, 10 and 17 of this Agreement; provided, however, that:

i.The definition of “Restricted Period” in Section 6.3 of the Employment Agreement shall be replaced in its entirety with the following:

a.The period the Executive is employed by the Company and for a period of one (1) year following the End of Service Date (the “Restricted Period”).

ii.Section 6.4 of the Employment Agreement shall be replaced in its entirety with the following:

b.During the Restricted Period, the Executive shall not, without the Company’s prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise engage in the “Business,” as defined below, except to the extent the Company does not engage in the Business and is not in the process of evaluating, or planning, to engage in the Business. “Business” shall include commercial treasury management services or custody/investment management services provided to unions or related funds, foundations, social justice organizations or political organizations, offering ESG investment funds to clients, financing multifamily housing, offering property assessed clean energy loans and financing renewable energy. The Executive may, however, provide services in a defined area of a larger entity for which the Executive would have no direct or indirect responsibility in connection with the Business.

c.During the Restricted Period, the Executive agrees to provide the Company with at least fourteen (14) days’ advance written notice before entering into any full-time employment, part-time employment, or consulting relationship with another person or entity. Such notice will specify the person or entity to which the services would be provided and the nature of the Executive’s services. If, after the Executive provides such written notice, the Company advises the Executive that the Executive’s proposed services violate the

Non-Compete, and the Company is unwilling to provide a waiver (which such advice shall come within seven (7) business days following receipt by the Company of such written notice from the

Executive), the Executive agrees to consult with the Board and shall not commence such services without the Company’s written consent for seven (7) business days following receipt by the Executive of the advice. For the avoidance of doubt, after the seven (7) business day period, the Company and Executive may each return their respective positions as to whether the proposed services violate the covenants in Section 7 of this Agreement.

1.Return of Company Property. Executive agrees that Executive will return to the Company, on or before the End of Service Date or immediately upon request of the Company at any time, all property of the Company and its affiliates and affiliated funds (the “Company Entities”) and copies thereof in Executive’s possession, including, but not limited to, credit cards, office keys, computer software or hardware, mobile telecommunications devices, records, correspondence, other books or manuals issued by the Company and any confidential information in Executive’s possession. After giving effect to such return, Executive represents and warrants that Executive has no property of the Company Entities in Executive’s possession, other than documents relating to Executive’s own relationship with the Company. Executive also represents and warrants that Executive has no debts to the Company Entities, and the Company Entities are not indebted to Executive.

2.Remedy for Breach; Reformation and Severability. Executive acknowledges that the Company will be irreparably injured if Executive violates any of Executive’s obligations set forth in Sections 6 through 8 of this Agreement, and that the Company would be entitled to the remedies provided in Section 7 of the Employment Agreement, which is incorporated into this Agreement by reference. It is the intention of the Parties that Sections 6 through 8 of this Agreement be enforced to the fullest extent possible permitted by law. In case any provision of Sections 6 through 8 of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable as written, Executive and the Company agree that the court will modify and reform such provision to permit enforcement to the greatest extent possible permitted by law. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

3.Effect of Breach. In addition to any remedies the Company would be entitled to under Section 9, in the event Executive breaches any of Executive’s obligations set forth in this Agreement, any outstanding obligations of the Company hereunder will immediately terminate, and the Company shall be entitled to damages caused by the Executive’s breach as set forth in Section 7 of the Employment Agreement, which is incorporated into this Agreement by reference.

4.Claw-Back and Forfeiture. This Agreement and any 2020 Annual Bonus, equity or other incentive or performance-based compensation paid or payable to the Executive pursuant to this Agreement or under any other plan or arrangement adopted by the Company (collectively, the “Incentive Compensation”) shall be subject in all respects to the Company’s Policy on Sound Executive Compensation and any other compensation claw-back or forfeiture policy implemented by the Company from time to time and applicable to all officers of the Company on the same terms and conditions, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any stock exchange applicable to the Company, and any revisions or amendments to any of the foregoing policies adopted by the Company from time to time and applicable to all officers of the Company on the same terms and conditions (collectively, the “Claw-Back Policy”). The Executive acknowledges and agrees that, if the Company is permitted to effect a claw-back or forfeiture of Incentive Compensation pursuant to the Claw-Back Policy, the Company shall be entitled to recover or retain any Incentive Compensation paid or payable to the Executive in accordance with the terms and conditions of the Claw-Back Policy.

1.Miscellaneous.

i.Executive acknowledges that Executive is not otherwise entitled to receive the benefits from the Company as set forth in this Agreement by virtue of Executive’s employment with the Company or otherwise.

ii.Executive represents and warrants that Executive fully understands the terms of this Agreement and that Executive knowingly and voluntarily, of Executive’s own free will without any duress, being fully informed and after due deliberation, accepts its terms and signs the same as Executive e’s own free act. Executive further represents and warrants that, except as set forth herein, no promises or inducements for this Agreement have been made, and Executive is entering into this Agreement without reliance upon any statement or representation by any of the Company or any other person, concerning any fact material hereto.

iii.Executive agrees that the Company has provided Executive the opportunity to review and consider this Agreement for a sufficient period of time.

2.Notice of Rights and Exceptions.
iv.Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, law enforcement, the New York State Division of Human Rights or a local commission of human rights, or any other Federal, State or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to (i) file or disclose any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive may be entitled, (ii) speak with Executive’s attorney, (iii) communicate with any Government Agencies, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or (iv) otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

v.Executive will not be criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a

Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.Non-Admission; Inadmissibility. This Agreement does not constitute an admission by the Company that any action it took with respect to Executive was wrongful, unlawful or in violation of any local, state or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive, and the Company specifically denies any such wrongdoing or violation. This Agreement is entered into solely to resolve all matters related to or arising out of Executive’s employment with the Company and the termination of such employment, and its execution and implementation may not be used as evidence, and will not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

2.Entire Agreement. This Agreement, including provisions of the Employment Agreement incorporated herein by reference, constitutes the entire understanding between the Parties, and except as set forth herein, supersedes any and all prior agreements or understandings between the Parties arising out of or relating to Executive’s employment with the Company and the cessation thereof.

3.Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Parties hereto. The failure of a Party to insist upon strict adherence to any term or provision of this Agreement on any occasion will not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or provision or any other term of this Agreement.

4.Governing Law, Dispute Resolution and Venue. The Parties acknowledge and agree that any claims, disputes or controversies between the Parties relating to or arising out of this Agreement will be resolved in accordance with the governing law, dispute resolution and venue provisions provided in Section 8.5 of the Employment Agreement, which is incorporated into this Agreement by reference.

5.Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained herein.

6.Successors and Assigns. Each of the Parties agrees and acknowledges that this Agreement, and all of its terms, will be binding upon their representatives, heirs, executors, administrators, successors and assigns.

7.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. Facsimile transmission of signatures on this Agreement will be deemed to be original signatures and will be acceptable to the Parties for all purposes. In addition, transmission by electronic mail of a PDF document created from the originally signed document will be acceptable to the Parties for all purposes.

[Signatures follow on next page.]

Execution Copy
Privileged & Confidential

Exhibit A

Employment Agreement

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED    AND    RESTATED    EMPLOYMENT    AGREEMENT    (this
“Agreement”) dated July 25, 2017, by and between Amalgamated Bank (the “Company”) and Keith Mestrich (the “Executive”) (each a “Party” and together, the “Parties”).

WHEREAS, the Company currently employs the Executive as President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of October 1, 2014 (the “Prior Agreement”); and

WHEREAS, the Parties wish to establish the terms of the Executive’s continued employment with the Company as President and Chief Executive Officer effective as of July 1, 2017 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises and conditions herein set forth, the Parties agree as follows:

1.Employment and Acceptance. The Company shall continue to employ the Executive, and the Executive shall accept such employment, subject to the terms of this Agreement, on the Effective Date.

2.Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until June 30, 2020 (such date the “Term Date”); provided that, unless the Parties otherwise agree in writing, the Executive may provide a written notice to the Company at least thirty (30) days prior to the Term Date to extend this Agreement and the employment relationship hereunder until September 30, 2020 (such date, the “Term Extension Date,” and the period from the Term Date through the Term Extension Date, the “Extension Period”). As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the Term Date or the Term Extension Date, as applicable, or, if earlier, on the date the Executive’s employment terminates in accordance with Section 5 below.

3.Title and Duties.

3.1     Title. The Executive shall serve in the capacity of President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). The Executive shall be classified as an employee exempt from overtime pay pursuant to the executive exemption under federal and state overtime laws.

3.2.     Duties. The Executive shall have such authority and responsibilities and shall perform such executive duties customarily performed by the President and Chief Executive Officer of a commercial bank and shall have such other powers and duties as may from time to
DOC ID - 26300860.5

time be prescribed by the Board, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. Without limiting the generality of the foregoing, the Executive shall be charged with the administration of the operations of the Company, including general supervision of the policies of the Company and general and active management of the business of the Company. The Executive agrees that during the Term he shall devote his entire working time to the performance of his duties under this Agreement and shall not work for anyone else; provided, however, that the Company acknowledges that the Executive may serve on such corporate, civic or charitable boards or committees as have been or in the future are disclosed to, and not objected to by, the Board, such approval not to be unreasonably withheld, and manage the Executive’s personal investments, so long as any such activities do not, individually or in the aggregate, materially interfere with the performance of the Executive’s duties hereunder.

3.3     Location. The Executive’s principal place of performance of his duties hereunder shall be at the Company’s principal office located in New York, New York, subject to reasonable travel requirements on behalf of the Company.

4.     Compensation and Benefits.

4.1     Base Salary. During the Term, the Company shall pay to the Executive a base salary (“Base Salary”) at the applicable annual rate set forth in the table below, paid in accordance with the Company’s payroll practice for all employees, which payroll practices the Company reserves the right to modify at any time.

Period	Annual Rate of Base Salary
Effective Date through June 30, 2018	$670,000
July 1, 2018 through June 30, 2019	$695,000
July 1, 2019 through the Term Date, and if applicable, the Extension Period	$720,000

4.2     Bonuses – Incentive Compensation. During the Term, subject to Section
8.15 of this Agreement, the Executive shall be eligible for incentive compensation to be paid to him by the Company as follows:

(a)The Executive shall be eligible to receive an annual bonus (each an “Annual Bonus”) for each fiscal year of the Company during the Term targeted at the applicable percentage of Base Salary (as determined on July 1 of each fiscal year in accordance with Section 4.1) set forth in the table below (the “Annual Bonus Target”), based on the achievement of multiple specific annual quantitative and qualitative performance metrics established by the Board (or a committee thereof), in consultation with the Executive, for such fiscal year.

DOC ID - 26300860.5

Fiscal Year	Annual Bonus Target (percentage of Base Salary)
2017	64.2%
2018	65.5%
2019 and thereafter	66.7%

(b)The Executive also shall be entitled to incentive compensation pursuant to the Company’s long term incentive plans adopted by the Board in each year of the Term; provided that, the Executive shall not be entitled to receive any grant of incentive compensation during the Extension Period. The aggregate potential value of any annual long term incentive awards granted to the Executive shall be an amount equal to the sum of (i) 100% of Base Salary in effect at the time, minus (ii) $120,000. Notwithstanding anything to the contrary set forth herein, the Executive’s participation in any such long term incentive plan shall be governed by the terms of such plan, specifically including its vesting and exercise provisions.

4.3     Participation in Employee Benefit Plans. During the Term, the Executive shall be entitled to participate in all of the applicable employee benefit plans and perquisite programs of the Company, which are generally available to other senior executives of the Company, on the same terms as such other senior executives (except as set forth in Section 4.2). The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other senior executives of the Company.

4.4     Expense Reimbursement. During the Term, the Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.5     Attorney’s Fees. Subject to the Executive’s execution and delivery of this Agreement, upon presentation of appropriate documentation thereof, the Company shall reimburse the Executive for his reasonable, out-of-pocket, third-party, documented fees and expenses of counsel incurred in connection with the negotiation, review and execution of the Agreement, up to a maximum of $17,500.

5.     Termination of Employment.

5.1     Termination upon the Term Date or the Term Extension Date, By the Company for Cause or due to Poor Performance, by the Executive without Good Reason, or Due to Executive’s Death or Disability. If the Executive’s employment terminates upon the Term Date or the Term Extension Date, as applicable, or if during the Term: (i) the Company terminates the Executive’s employment with the Company for Cause upon written notice; (ii) the Company terminates the Executive’s employment with the Company due to the Executive’s Poor

Performance upon written notice; (iii) the Executive terminates employment without Good Reason upon forty-five (45) days’ advance written notice (which notice period the Company may shorten in its sole discretion and which shall not be deemed a termination without Cause);
a.the Company terminates the Executive’s employment with the Company by reason of the Executive’s Disability upon written notice, or (v) the Executive’s employment terminates upon the Executive’s death, the Executive (or following the Executive’s death, his estate) shall be entitled to receive the following:

(a)the Executive’s accrued but unpaid Base Salary through the date of termination and any employee benefits that the Executive is entitled to receive pursuant to the employee benefit plans of the Company (other than any severance plans) in accordance with the terms of such employee benefit plans; and

a.expenses reimbursable under Section 4.4 above incurred but not yet reimbursed to the Executive to the date of termination (the items under Sections 5.1(a) and 5.1(b) collectively, the “Accrued Benefits”).

b.As used in this Agreement, the following terms shall have the meanings set forth below:

i.“Cause” means, (A) the Executive’s conviction of a felony or any crime involving dishonesty or theft; (B) the Executive’s conduct in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (C) the Executive’s willful misconduct; (D) the Executive’s willful contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the Board; (E) the Executive’s material breach of the Executive’s obligations under this Agreement, including, but not limited to breach of the Executive’s restrictive covenants set forth in Section 6 hereof; (F) any acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; or (G) the Executive’s willful failure to comply with a material policy of the Company, its subsidiaries or affiliates; provided that, that the Executive shall have fifteen (15) days after receipt of notice from the Company in writing specifying the deficiency to cure the deficiency, to the extent curable, that would result in Cause; provided, further, that the Company shall have ninety (90) days from the occurrence of the event that constitutes Cause to provide notice to the Executive that the Company intends to terminate the Executive’s employment for Cause.

ii.“Change in Control” means the consummation of a transaction or a series of related transactions resulting in any of the following events: (i) one person or group (other than Workers United) becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the then issued and outstanding securities of the Company, or (ii) the sale, transfer or other disposition of all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise (determined on a consolidated basis), to one person or group (other than Workers United). Notwithstanding the foregoing, a transaction shall not be considered to be a “Change in Control” if, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the

“Code”), such transaction does not constitute a “change in control event,” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i).

iii.“Disability” means that, as a result of a permanent physical or mental injury or illness, the Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for (a) 60 consecutive days or (b) a period of 150 days in any 12-month period.

iv.“Good Reason” means, without the Executive’s written consent: (A) a reduction in the Executive’s Base Salary; (B) subject to Section 5.3 of this Agreement, a substantial diminution in the Executive’s duties or responsibilities; (C) the Company’s breach of any material covenant or obligation under this Agreement; or (D) relocation of the Executive’s principal work location to a location outside of New York county; provided that, that the Company shall have thirty (30) days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency, to the extent curable, that would result in Good Reason; provided, further, that the Executive shall have ninety (90) days from the occurrence of the event that constitutes Good Reason to provide notice to the Company that the Executive intends to resign for Good Reason.

i.“Poor Performance” means, the Executive’s continued failure to substantially perform his duties hereunder in a satisfactory manner after a written demand for substantial performance from the Board is delivered to him, which specifically identifies the nature of such failure, and which failure, if curable, is not cured by him within a reasonable period (not less than ten (10) days and not to exceed thirty (30) days) as determined by the Board.

a.By the Company Without Cause, or by the Executive with Good Reason. If at any time during the Term, the Company terminates the Executive’s employment without Cause other than due to Poor Performance or Disability, or the Executive terminates his employment upon notice (except as described in the definition of Good Reason) with Good Reason other than following the occurrence of an event that could reasonably be expected to result in a termination of his employment by the Company for Cause or during a period when circumstances exist that could reasonably be expected to result in a termination of his employment by the Company due to Poor Performance, the Executive shall be entitled to receive:

1.the Accrued Benefits; and

2.beginning on the 60th day after such termination of employment, but only if the Executive has executed and not revoked within the revocation period a valid release agreement in a form reasonably acceptable to the Company, a severance payment in an amount equal to the sum of (i) (x) eighteen (18) months of the Executive’s Base Salary in effect on the date of such termination, minus (y) $180,000, and (ii) an amount equal to the Annual Target Bonus in effect for the fiscal year in which the date of such termination occurs, payable in equal monthly installments for a period of eighteen (18) months; provided that, if (A) such termination occurs within twelve (12) months following a Change in Control or (B) the Company terminates the Executive’s employment without Cause other than due to Poor Performance or Disability within ninety (90) days’ prior to a Change in Control and the Executive reasonably demonstrates that such termination was at the request of the eventual acquirer in connection with such Change in Control, such severance payment shall be in an amount equal to the sum of (i) (x) twenty-four (24) months of the Executive’s Base Salary in effect on the date of such termination, minus (y) $240,000, and (ii) an amount equal to two (2) times the Annual Target Bonus in effect for the fiscal year in which the date of such termination occurs, payable in equal monthly installments for a period of twenty-four (24) months. Payments that would otherwise have been owed to the Executive prior to the 60th day after termination of employment shall be made to the Executive on the 60th day after such termination of employment.

b.Duties prior to Termination. During the Extension Period (if applicable) or at any time following a notice of termination of the Executive’s employment hereunder from either Party and prior to the applicable date of termination, the Company may (a) require the Executive to continue to perform the Executive’s duties hereunder on the Company’s behalf, (b)

limit or impose reasonable restrictions on the Executive’s activities as it deems necessary, or (c) modify the Executive’s authorities, responsibilities and/or duties (including as provided in Section 3.2 of this Agreement) without such action constituting a violation of this Agreement or Good Reason.

a.Continued Employment Beyond the Expiration of the Term. Unless the Parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and the Executive’s employment may thereafter be terminated at will by either the Executive or the Company; provided, that any provisions of this Agreement that contemplate performance following the expiration of the Term shall survive any termination of this Agreement or the termination of the Executive’s employment hereunder, including, without limitation, Sections 6, 7 and 8.12 of this Agreement.

b.Removal from any Boards and Position. If the Executive’s employment terminates for any reason, the Executive shall be deemed to resign (a) if a member, from the Board or boards of directors to which he has been appointed or nominated to by or on behalf of the Company and (b) from any position with the Company and its subsidiaries and affiliates.

c.Put Right. Within ninety (90) days following a termination of the Executive’s employment for any reason other than a termination by the Company for Cause, the Executive shall have the right (the “Put Right”) to sell to the Company, the common stock of the Company (the “Common Stock”) acquired by the Executive during the period of his employment with the Company for a per share amount equal to either (a) if as of the date of the termination of the Executive’s employment the Company’s equity is not publicly traded, the tangible book value of such shares as of the date of the termination of the Executive’s employment, or (b) if as of the date of the termination of the Executive’s employment the Company’s equity is publicly traded, the per share closing price on the date such purchase is consummated; provided that, the Executive shall not have the right to exercise the Put Right if the Company is prohibited from satisfying the Put Right (i) by applicable law or (ii) by the terms of any agreement to which the Company is then a party. As a condition to the Company’s obligation to purchase the Executive’s Common Stock pursuant to the Put Right, the Executive shall be required to represent and warrant that the Executive has good and marketable title to all such shares of Common Stock subject to the purchase, free and clear of all liens, encumbrances and defects. The purchase of Common Stock by the Company pursuant to the Executive’s exercise of the Put Right shall be paid in cash; provided however that to the extent the amount to be paid upon exercise of the Put Right exceeds $1,000,000, such excess may, at the discretion of the Board, be paid either (x) in cash, or (y) under a note issued by the Company with principal payments made in no more than three (3) equal annual installments and bearing interest, payable annually, at the lowest interest rate required to avoid imputed interest.

1.Restrictions and Obligations of the Executive.

a.Confidentiality. (a) During the course of the Executive’s employment by the Company, the Executive has had and shall continue to have access to certain trade secrets and confidential information relating to the Company, its subsidiaries and affiliates (the

“Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the period the Executive is employed by the Company and at any time thereafter, the Executive shall not disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive’s employment with, and for the benefit of, the Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party with any Protected Party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of any of the Protected Parties or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that, to the extent permitted by law, the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that becomes generally known to the public without his violation of this Section 6.1(a) or (v) to the Executive’s spouse, attorney, and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person other than the exceptions set forth in (i)-(iv) above shall be deemed to be a breach of this Section 6.1(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b)All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.4 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of any of the Protected Parties, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Protected Parties.

a.It is understood that while employed by the Company, the Executive shall promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive shall assist the Company during the period of the Executive’s employment by the Company and thereafter (but subject to reasonable notice and taking into account the Executive’s schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

b.The Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

c.This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agency. The Executive will not be criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

a.Cooperation. During the period the Executive is employed by the Company and thereafter, the Executive shall cooperate with any investigation or inquiry by the Company or any governmental or regulatory agency or body that relates to the operations of a Protected Party during the period of the Executive’s employment by the Company; provided that any such cooperation shall take into account the Executive’s then current business and other obligations.

b.Non-Solicitation or Hire. During the period the Executive is employed by the Company and for a period following the termination of the Executive’s employment for any reason equal to the longer of either (a) one (1) year following the Executive’s termination of employment and (b) the applicable period during which the severance payments are scheduled to be paid pursuant to Section 5.2(b) (such longer period, the “Restricted Period”), the Executive shall not (i) directly or indirectly solicit, attempt to solicit or induce (x) any party who is a customer of a Protected Party, who was a customer of a Protected Party at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who was a prospective customer that has been identified and targeted by a Protected Party immediately prior to the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from a Protected Party on the date the Executive’s employment terminates, or (y) any supplier or prospective supplier to a Protected Party as of the date the Executive’s employment terminates to terminate, reduce or alter negatively its relationship with the Protected Party or in any manner interfere with any agreement or contract between the Protected Party and such supplier or (ii) hire any current employee of a Protected Party (a “Current Employee”) or any person who was an employee of a Protected Party during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) or directly or indirectly solicit or induce a Current or Former Employee to terminate such employee’s employment relationship with a Protected Party in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity.

a.Non-Competition. During the Restricted Period, the Executive shall not, without the Company’s prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of a Protected Party, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise engage in the business of providing financial products or services to Taft-Hartley employee benefit plans, labor unions, employee benefit plans associated with labor unions in any manner, or other entities associated or affiliated with labor unions (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from (a) owning for passive investment purposes not intended to circumvent this Agreement, less than 1 percent (1%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership) or (b) being employed by or otherwise associated with (including as a director) an organization or entity of which a subsidiary, division, segment, unit, etc. is engaged in the Business (a “Competing Division”), including in a position to which employees of the Competing Division report, directly or indirectly, provided that the Executive has no direct responsibilities with such Competing Division other than having general responsibility for the operation of such Competing Division. For the avoidance of doubt, the Executive may be an officer of a bank or investment advisor or a union or related organization that engages in the Business, provided that the Executive is not directly employed in, or working in, the Competing Division.

b.Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company (prior to or during the Term) are the sole property of the Company (“Company Property”). During the period the Executive is employed by the Company, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, except in furtherance of his duties under this Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

a.Nondisparagement. The Executive agrees that he shall not, during the period the Executive is employed by the Company and at any time thereafter, publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company and its directors, officers, shareholders, employees, agents, attorneys, successors and assigns and the Company agrees that during the period the Executive is employed by the Company and at any time thereafter, it shall not, and it shall use its reasonable efforts to cause its directors and officers not to, publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Executive; provided, however, that nothing contained in this Section 6.6 shall preclude either Party from providing truthful testimony in connection with a valid subpoena, court order, regulatory request, other legal proceeding, or as may be required by law. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality of the individual or entity being disparaged.

b.Reasonableness of Covenants. The Parties agree that the duration and area for which the covenants set forth in this Section 6 apply are reasonable. In the event that any arbitrator or court of competent jurisdiction determines that the time period or the area or both are unreasonable and any such covenant is to that extent unenforceable, the Company and the Executive agree that such covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable and that each covenant set forth in this Section 6 shall remain enforceable notwithstanding a determination by a court of competent jurisdiction that another covenant set forth in this Section 6 is unenforceable.

1.Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 or the Company’s breach or threatened breach of the restrictions set forth in Section 6.6 shall result in irreparable and continuing damage to the Protected Parties or the Executive for which there may be no adequate remedy at law and that the Protected Parties or the Executive shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Parties hereby consent to the grant of an injunction (temporary or otherwise) against the other Party or the entry of any other court order against the other party prohibiting and enjoining him or it from violating, or directing him or it to comply with any provision of Section 6. The Parties also agree that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties or the Executive for such breaches or threatened or attempted breaches.

2.Other Provisions.

a.Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) business days after the date of mailing or one (1) business day after overnight mail, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

1.If the Company, to:

Amalgamated Bank 275 Seventh Avenue
New York, New York 10001 Attention: Chairman of the Board Telephone: (212) 255-6200
Fax:    (212) 895-4721

With a copy to:

Amalgamated Bank 275 Seventh Avenue
New York, New York 10001 Attention: General Counsel Telephone: (212) 895 4431

2.If the Executive, to the Executive’s home address reflected in the
Company’s records.

b.Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and, supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Prior Agreement.

a.Representations and Warranties. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which could preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Company represents and warrants that (i) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations contemplated hereunder, (ii) it has taken all corporate action necessary to authorize the execution and performance of this Agreement, (iii) it has obtained all required regulatory or other consents as may be necessary or appropriate to permit it to enter into this Agreement and (iv) this Agreement has been duly executed and delivered by it and, assuming due authorization, execution, and delivery of this Agreement by the Executive, is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

b.Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

c.Governing Law, Dispute Resolution and Venue.

1.This Agreement shall be governed and construed in accordance with the laws of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law.

2.Any controversy or claim arising out of or relating to this Agreement or the breach hereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators, except that the arbitrator shall apply the law as established by decisions of the U.S. Supreme Court, the Court of Appeals for the Second Circuit and the U.S. District Court for the Southern District of New York in deciding the merits of claims and defenses under federal law (including without limitation any federal antidiscrimination law). The Company and the Executive specifically agree that the arbitrator may award injunctive relief. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties covenant that they shall participate in the arbitration in good faith. Each party to any arbitration proceeding shall bear its or his own costs and expenses in connection therewith, except as permitted by law or otherwise ordered by the arbitrator in such proceeding. Notwithstanding the foregoing, this Section 8.5 shall not preclude any party hereto from pursuing a court action pursuant to Section 7 or otherwise for the sole purpose of obtaining a temporary restraining order or a preliminary injunction.

a.Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign this Agreement to any successor that continues the business of the Company, including any person or entity that acquires all or substantially all of the assets of the Company.

b.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

c.Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

d.Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

e.Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, the parties shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

f.Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

g.Indemnification and Insurance. The Executive shall be indemnified in accordance with the Company’s certificate of incorporation, by-laws, and policies and to the fullest extent permitted by, and in accordance with, applicable state law. The Company agrees that it shall promptly move to ensure that the Executive is insured under the Company’s Directors’ and Officers’ liability insurance policy (including Side A coverage). Subject to the requirements of applicable law, the Company shall indemnify the Executive on a current basis and to the extent the Company acquires insurance to cover all or part of the Company’s indemnification obligations, the Company shall ensure that amounts paid in respect of such insurance are paid on a current basis.

a.Section 409A. This Agreement is intended to comply with Code Section 409A to the extent subject thereto and shall be interpreted and administered in compliance therewith. Any term used in this Agreement which is defined in Code Section 409A or the regulations promulgated thereunder (the “Regulations”) shall have the meaning set forth therein unless otherwise specifically defined herein. Any obligations to pay nonqualified deferred compensation (within the meaning of Code Section 409A) under this Agreement that arise in connection with the Executive’s “termination of employment,” “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of §1.409A-l(h) of the Regulations. Notwithstanding any other provision of this Agreement, if at the time of the termination of the Executive’s employment, the Executive is a “specified employee,” as defined in Code Section 409A or the Regulations, and any payments upon such termination under this Agreement hereof shall result in additional tax or interest to the Executive under Code Section 409A, he shall not be entitled to receive such payments until the date which is six (6) months after the termination of the Executive’s employment for any reason or, if earlier, the date of the Executive’s death. Each amount to be paid or benefit to be provided to the Executive under this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. If any expense reimbursement by the Executive under this Agreement is determined to be “deferred compensation” within the meaning of Code Section 409A, including, without limitation any reimbursement under Section 4.4, then the reimbursement shall be made to the Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

b.Golden Parachute Provisions.

1.Anything in this Agreement to the contrary notwithstanding, the Company shall not be obligated to make any payment hereunder that would be prohibited as a “golden parachute payment” or “indemnification payment” under Section 18(k) of the Federal Deposit Insurance Act.

2.If any payment or benefit to the Executive under this Agreement or otherwise would be a “golden parachute payment” or “indemnification payment” within the meaning of Section 18(k) of the Federal Deposit Insurance Act, such payment or benefit shall not be made unless permitted under applicable law. The Company shall use best efforts promptly to apply to the appropriate federal banking agency for a determination that any golden parachute payment is permissible.

1.The provisions of this Agreement are subject to and shall be interpreted to be consistent with Applicable Law, which terms control over the terms of this Agreement in the event of a conflict between Applicable Law and this Agreement. Notwithstanding anything herein to the contrary, no payment or benefit shall be paid or provided to the Executive or be vested or accrued if any such payment or benefit, vesting or accrual would violate Applicable Law and, to the extent any such payment or benefit that has been paid, provided, vested or accrued is determined to be in violation of Applicable Law, any such payment or benefit shall be subject to recoupment or cancellation. In the event of any such violation, the Executive and the Company shall cooperate in good faith to endeavor to meet the requirements of Applicable Law in a manner that preserves to the greatest extent possible the intent and purposes of this Amendment. “Applicable Law” means the laws, statutes, rules, regulations, treaties, directives, guidelines, ordinances, codes, administrative or judicial precedents or authorities and orders of any Governmental Authority, as well as the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decisions, judgments, directed duties, requests, licenses, authorizations, decrees and permits of, and agreements with any Governmental Authority, to which the Company or the Executive are a party or by which the Company or the Executive are bound, in each case whether or not having the force of law, and all orders, decisions, judgments, and decrees of all courts or arbitrators in proceedings or actions to which the Company or the Executive are a party or by which the Company or the Executive are bound. “Governmental Authority” means the United States of

America, any state or territory thereof and any federal, state, provincial, city, town, municipality, county or local authority, including without limitation, the Federal Deposit Insurance Corporation, the New York State Department of Financial Services, and any board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

a.Claw-Back and Forfeiture. This Agreement and any Annual Bonus, LTIP or other incentive or performance-based compensation paid or payable to the Executive pursuant to this Agreement or under any other plan or arrangement adopted by the Company (collectively, “Incentive Compensation”) shall be subject in all respects to the Company’s Policy on Sound Executive Compensation and any other compensation claw-back or forfeiture policy implemented by the Company from time to time and applicable to all officers of the Company on the same terms and conditions, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any stock exchange applicable to the Company, and any revisions or amendments to any of the foregoing policies adopted by the Company from time to time and applicable to all officers of the Company on the same terms and conditions (collectively, the “Claw-Back Policy”). The Executive acknowledges and agrees that, if the Company is permitted to effect a claw-back or forfeiture of Incentive Compensation pursuant to the Claw-Back Policy, the Company shall be entitled to recover or retain any Incentive Compensation paid or payable to the Executive in accordance with the terms and conditions of the Claw-Back Policy.

[Signature page follows]

ADDENDUM TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMALGAMATED BANK (the “Bank”) and KEITH MESTRICH (the "Executive") (collectively referred to as “the Parties”), the Parties to an Amended and Restated Employment Agreement, dated July 25, 2017 (the “Agreement”), hereby enter into the following Addendum to the Agreement (the “Addendum”):

1.Section 4.2(b) of the Agreement shall now provide as follows: The Executive also shall be entitled to incentive compensation pursuant to the Company’s long term incentive plans adopted by the Board in each year of the Term; provided that, the Executive shall not be entitled to receive any grant of incentive compensation during the Extension Period. The aggregate potential value of any annual long term incentive awards granted to the Executive shall be an amount equal to the sum of (i) 100% of Base Salary in effect at the time, minus (ii) $120,000. However, at the discretion of the Compensation Committee and approval by the Board, this amount may be increased. Notwithstanding anything to the contrary set forth herein, the Executive’s participation in any such long term incentive plan shall be governed by the terms of such plan, specifically including its vesting and exercise provisions.

2.The Addendum changes only those provisions of the Agreement described herein. All other terms and provisions of the Agreement shall remain in full force and effect until properly terminated in accordance with the Agreement.

3.The changes to the Agreement set forth in the Addendum shall be effective as of May 17, 2019.

Exhibit 99.1

Amalgamated Bank Announces Preliminary Third Quarter 2020 Financial Results

~ Amalgamated Bank Announces Third Quarter 2020 Earnings Conference Call Timing ~

NEW YORK – (Globe Newswire) – October 14, 2020: Amalgamated Bank (Nasdaq: AMAL) (“Amalgamated”) today announced certain preliminary unaudited financial information for the quarter ended September 30, 2020.

For the third quarter of 2020, Amalgamated expects to report:

•Net income in the range of $12 to $13 million, or $0.39 to $0.42 per diluted share
◦Expense of $6.4 million related to branch closures
◦Non-interest income of $4.3 million related to equity method investments in solar projects
◦Provision for loan losses of $3.4 million
•Total assets of $6.6 billion as of September 30, 2020
•An improvement in loans on deferral due to COVID-19
•An increase of approximately $8 million in non-accrual loans.

The above-referenced preliminary unaudited financial information is based solely on management’s estimates, reflects currently available preliminary financial information and remains subject to additional procedures. We have provided a range for our net income, rather than a specific amount, primarily because our financial closing and review procedures for the third quarter of 2020 are not yet complete. In addition, our registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial information. Our actual results for the third quarter of 2020 will be available before our earnings conference call, as set forth below. The above preliminary financial information is not a complete presentation of our financial results for the third quarter of 2020, and our actual results may differ materially from our estimates and preliminary amounts indicated above as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” below.

Third Quarter 2020 Earnings Conference Call

Amalgamated also announced that its third quarter 2020 financial results will be released before market open on Wednesday, October 28, 2020. Amalgamated will host a conference call at 10:00 a.m. Eastern Time on the same day to discuss the financial results.

The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Bank Third Quarter 2020 Earnings Call. A live audio webcast of the conference call will be available on the website at https://ir.amalgamatedbank.com/.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13711002. The telephonic replay will be available until 11:59 p.m. Eastern Time on November 4, 2020.

About Amalgamated Bank

Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of six branches in New York City, Washington D.C., San Francisco and Boston. Amalgamated

was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country’s oldest labor unions. Amalgamated provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of June 30, 2020, total assets were $6.5 billion, total net loans were $3.6 billion, and total deposits were $5.9 billion. Additionally, as of June 30, 2020, the trust business held $32.0 billion in assets under custody and $13.3 billion in assets under management.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words and phrases such as “expects,” “estimates,” “intends,” “preliminary,” “believes,” “may,” “likely,” “will” or other statements that indicate future periods. Such forward- looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements: adjustments needed in the quarter-end closing process as required by accounting principles generally accepted in the United States of America; the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the novel coronavirus, or COVID-19, on the economies and communities we serve, which may have an adverse impact on our business, operations and performance, and could have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; the rate of delinquencies and amounts of charge-offs, the level of our allowance for loan losses, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; and adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us. Additional factors that may cause actual results to differ materially from those contemplated by any forward-looking statements also may be found in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the FDIC and available at the FDIC’s website at https://efr.fdic.gov/fcxweb/efr/index.html. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Media Contact:
Kaye Verville
The Levinson Group kaye@mollylevinson.com 202-244-1785

Investor Contact:
Jamie Lillis Solebury Trout
shareholderrelations@amalgamatedbank.com 800-895-4172

Source: Amalgamated Bank

Exhibit 99.2

Amalgamated Bank CEO Announces Plan to Step Down in Early 2021

NEW YORK, October 14, 2020 – Amalgamated Bank (Nasdaq: AMAL) (the “Company”) today announced that Keith Mestrich has informed the Board of Directors that he will step down from his positions as President and Chief Executive Officer on January 31, 2021. At that time, he will transition from a director to special advisor to the Board through July 2021. Mr. Mestrich joined Amalgamated Bank in 2012 and has served as its President and Chief Executive Officer since 2014.

The Board has formed a Search Committee comprised of Lynne Fox, Chair of the Board, and four independent directors to oversee a national search process for a new CEO. The Board has engaged Ellig Group, a leading executive search firm, to assist the Search Committee in identifying and evaluating a robust and diverse slate of candidates.

If the Board has not selected a new CEO at the time of Mr. Mestrich’s departure, Ms. Fox will become Interim President and CEO, in addition to her present role as Chair. As a Board member for the past 20 years and Chair for the past four, Ms. Fox has intimate knowledge of the bank, its operations and culture, and is well acquainted with the management team. In 2016, Ms. Fox became the first woman in Amalgamated’s near 100-year history to serve as Chair. She also serves as the International President of Workers’ United, which owns 41% of Amalgamated Bank’s common shares.

In making this announcement, Mr. Mestrich said, “Today, Amalgamated Bank is financially and operationally strong, and in an excellent position to prosper going forward, as demonstrated by the preliminary third quarter results we announced this morning. It has been a privilege to lead this bank’s successful turnaround, during which time we nearly doubled the bank’s asset base, expanded its geographic reach to the West Coast with the acquisition of New Resource Bank, and took the bank public in 2018. Perhaps most importantly, we built an outstanding leadership team that allowed the Company to continue to grow profitably during these unprecedented past few months. Amalgamated Bank is a special institution, and the decision to leave came after much reflection, but, given all that we accomplished, there could not be a better time for me to turn over the reins and pursue the next chapter in my career. I’m looking forward to working closely with the Board and our next CEO, when that person is identified, to achieve a seamless transition of leadership.”

Ms. Fox said: “The Board is deeply grateful to Keith for his leadership over the past eight years, and we respect and understand his decision to step down and pursue new opportunities at this time. Keith was not a traditional banker when he was named CEO in 2014, but he was the ideal executive for the bank to achieve what the Board believed needed to get done in order to position the Company for the future. He has accomplished every goal the Board and he set out to achieve, and he has done so while maintaining the bank’s commitment to social responsibility that makes us a leader among financial institutions. We greatly appreciate that he will be staying on through next summer to advise us through this transition process.”

Ms. Fox continued, “As America’s socially responsible bank, we look forward to identifying a new CEO who can continue to provide long-term, sustainable value for our customers and shareholders, while promoting our deeply held values in support of other socially responsible organizations, progressive causes, and social justice.”

About Amalgamated Bank
Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of six branches in New York City, Washington D.C., San Francisco and Boston. Amalgamated was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country’s oldest labor unions. Amalgamated provides commercial banking and trust services nationally, and offers a full range of products and services to both commercial and retail customers. Amalgamated is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of June 30, 2020, total assets were $6.5 billion, total net loans were $3.6 billion, and total deposits were $5.9 billion. Additionally, as of June 30, 2020, the trust business held $32.0 billion in assets under custody and $13.3 billion in assets under management.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words and phrases such as “going forward,” “looking forward,” “anticipate,” “expect,” “intend,” “believe,” “may,” “likely,” “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements: our inability to timely identify a new CEO in light of, among other things, competition for experienced executives in the banking industry; unexpected challenges related to our CEO’s transition; adjustments needed in the quarter-end closing process as required by accounting principles generally accepted in the United States; the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the novel coronavirus, or COVID-19, on the economies and communities we serve, which may have an adverse impact on our business, operations and performance, and could have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; the rate of delinquencies and amounts of charge-offs, the level of our allowance for loan losses, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; and adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us. Additional factors that may cause actual results to differ materially from those contemplated by any forward-looking statements also may be found in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current Reports on Form 8-K filed with the FDIC and available at the FDIC’s website at https://efr.fdic.gov/fcxweb/efr/index.html. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

###

Media Contacts:
Jeffrey Taufield jeffrey.taufield@kekstcnc.com 917-359-3557
or Nathan Riggs
nathan.riggs@kekstcnc.com 917-574-8583

Investor Contact:
Jamie Lillis Solebury Trout
shareholderrelations@amalgamatedbank.com 800-895-4172